Exhibit 10.4.2

                             IMS HEALTH INCORPORATED



                IMS HEALTH INCORPORATED EMPLOYEES' STOCK INCENTIVE PLAN
                                       and
            IMS HEALTH INCORPORATED REPLACEMENT PLAN FOR CERTAIN EMPLOYEES
                   HOLDING COGNIZANT CORPORATION EQUITY-BASED AWARDS







                              PROSPECTUS SUPPLEMENT

                               (SELECTED PORTIONS)








                THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933









           The date of this Prospectus Supplement is September 27, 1999


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                             IMS HEALTH INCORPORATED
                                 200 Nyala Farms
                               Westport, CT 06880



             IMS HEALTH INCORPORATED EMPLOYEES' STOCK INCENTIVE PLAN
                                       and
         IMS HEALTH INCORPORATED REPLACEMENT PLAN FOR CERTAIN EMPLOYEES
                HOLDING COGNIZANT CORPORATION EQUITY-BASED AWARDS



PART II --  TERMS AND CONDITIONS OF DEFERRALS

DEFERRAL PLAN INCORPORATED BY REFERENCE AND APPLICABLE TO DEFERRALS.

     All of the terms and conditions set forth in the Executive Deferred Compensation Plan (the "Deferral Plan") apply to a participant's election to defer restricted stock units ("RSUs") and shares that represent the "profit" upon certain exercises of stock options ("Option Profit Shares") and the resulting deferrals under the Deferral Plan. These terms are incorporated by reference into the agreement that arises between the Company and the participant as a result of any election to defer. If any term, condition, or disclosure in this Prospectus Supplement is inconsistent with a Deferral Plan provision, the Deferral Plan provision will govern.

STOCK-DENOMINATED COMPENSATION THAT MAY BE DEFERRED

     The Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee") has authorized the deferral of compensation payable in the form of Stock, specifically:

                    o Restricted stock units awarded under the Company's Performance- Based Restricted Stock Program (these RSUs are referred to as "PERS");

                    o Other awards of RSUs awarded under the Employees' Stock Incentive Plan (the "ESIP") or the Replacement Plan for Certain Employees Holding Cognizant Corporation Equity-Based Awards (the "Replacement Plan"); and

                    o Option Profit Shares, which represent the pre-tax "profit" realized on exercise of options in specified circumstances, as described in more detail below.

     Deferral of RSUs and Option Profit Shares under the Deferral Plan results in the crediting to the participant's deferral account of a number of shares of Deferred Stock equal to the number of RSUs or Option Profit Shares deferred. Each share of Deferred Stock will be settled by delivery of one share of Stock.

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     To defer receipt of shares in settlement of PERS or other RSUs, the participant must file an election form specifying the PERS or RSUs to be deferred at least six months in advance of the date the PERS or RSUs are scheduled to be settled according to their original terms (see "--Deferral Elections" below).

     To defer receipt of Option Profit Shares otherwise issuable upon exercise of a stock option, the participant must take the following steps:

                    o File an election form specifying the option and the portion of the Option Profit Shares to be deferred at least six months in advance of the option exercise (see "--Deferral Elections" below);

                    o Not exercise the option during the six-month period following the filing of the election, unless the participant has ceased to be an employee of the Company and its subsidiaries;

                    o Thereafter, exercise the option at a time the participant remains an employee of the Company and its subsidiaries; and

                    o Pay the exercise price of the option by surrendering previously acquired shares, in a so-called "stock-for-stock" exercise (Note: shares acquired under Company plans within six months before the exercise generally cannot be surrendered to pay the exercise price).

Upon completion of the foregoing steps, the participant will receive upon exercise of the option, on a non-deferred basis, a number of shares equal to the number surrendered to pay the exercise price. Instead of receiving other shares that would be deliverable upon such exercise -- shares which would represent the "profit" on the exercise -- the participant will be credited with a like number of shares of Deferred Stock under the Deferral Plan.

     The Company will make no matching contributions or other contributions to a participant's account under the Deferral Plan, aside from the Company's obligation to credit dividend equivalents and issue shares in settlement of the Deferred Stock.

OTHER DEFERRED STOCK TERMS

     Three special provisions apply to deferrals of Stock-denominated compensation into Deferred Stock:

                    o Deferred Stock is the only investment vehicle into which PERS, other RSUs, and Option Profit Shares may be deferred (in contrast to cash deferrals under the Deferral Plan);

                    o Deferred Stock, once acquired, cannot be reallocated or "switched" into any other investment vehicles, and will be settled solely by delivery of actual shares of Stock (net of applicable withholding); and

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                    o   No shares of Stock will be held in any trust that may be
                    created pursuant to the Plan.

     Participant Has No Shareholder Rights. Deferred Stock under the Deferral Plan does not represent an actual investment in or ownership of Stock by the participant. Thus, the participant cannot vote or direct the voting of Deferred Stock, and has no right to actual dividends or distributions or payments to shareholders upon liquidation.

     Dividend Equivalents and Adjustments. Participants who are credited Deferred Stock under the Deferral Plan are entitled to be credited "dividend equivalents" on their Deferred Stock. Although the Committee retains discretion to vary the form and manner in which dividend equivalents are credited or paid, generally they will be credited as follows:

                    o If the Company declares and pays a cash dividend on Common Stock, the participant's deferral account will be credited with a number of additional shares of Deferred Stock, as of the dividend payment date, equal to the number of shares of Deferred Stock credited to the account as of the record date for such dividend multiplied by the amount of cash actually paid as a dividend on each outstanding share of Stock, divided by the Fair Market Value of a share of Stock at the dividend payment date.

                    o If the Company declares and pays a non-cash dividend on Common Stock in the form of property other than shares of Stock (for example, in a spin-off of a subsidiary), then the participant's deferral account will be credited with a number of additional shares of Deferred Stock as of the dividend payment date equal to the number of shares of Deferred Stock credited to the Account as of the record date for such dividend multiplied by the Fair Market Value of such property actually paid as a dividend on each outstanding share of Stock divided by the Fair Market Value of a share of Stock on the day after the dividend payment date.

                    o If the Company declares and pays a dividend on Common Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then the participant's deferral account will be credited with a number of additional shares of Deferred Stock as of the payment date for such dividend or forward split equal to the number of shares of Deferred Stock credited to the account as of the record date for such dividend or split multiplied by the number of additional shares of Stock actually paid as a dividend or issued in such split in respect of each outstanding share.

In addition, Deferred Stock otherwise may be adjusted by the Committee to prevent dilution or enlargement of a participant's rights in connection with any other extraordinary corporate event that affects the value of the Common Stock (taking into account any crediting of additional Deferred Stock under the above rules).

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RISKS INHERENT IN DEFERRALS

     Deferred Stock carries certain risks. Each share of Deferred Stock under the Deferral Plan represents a right to receive one share of Stock upon settlement. Obviously, there is a risk that the Stock will go down in value. There is also a risk that the Company will be unwilling to issue Stock in settlement, despite its contractual obligation to do so, and the risk that financial constraints or legal obligations will impede or prohibit the Company in delivering shares in settlement of Deferred Stock. Moreover, if the participant did not elect to defer RSUs or Option Profit Shares, he or she could instead sell shares of Stock acquired in respect of those awards and reinvest the proceeds. In addition, since the Plan provides for an adjustment of additional shares of Stock in the case of a non cash dividend payable other than in Stock, a holder of Deferred Stock will not be able to participate in the investment returns of any such property which is distributed. Electing deferral as Deferred Stock represents an undiversified investment subject to all the risks of an investment in the stock of one company. Moreover, in contrast to other investment vehicles, Deferred Stock is illiquid, in that Deferred Stock cannot be reallocated to other investment vehicles or sold until the deferral period ends. Finally, a participant's financial security may be substantially tied to the Company due to his or her employment by the Company and other compensation linked to Company securities. Indeed, even apart from any deferral in Deferred Stock, the Company's equity securities and options thereon may represent the single biggest investment position held by the participant. For such a participant, the lack of diversification and illiquidity of Deferred Stock under the Deferral Plan may make it unsuitable as a long-term deferral of Stock-denominated compensation under the Deferral Plan.

ELECTIONS RELATING TO DEFERRALS

     Participants will be entitled to make two distinct types of elections relating to deferrals of Stock-denominated compensation:

     (1) Elections as to the amount of PERS, other RSUs, and Option Profit Shares to defer; and

     (2) Elections as to the time at which resulting Deferred Stock will be settled. Elections, which further defer the settlement date (so-called "second-look" elections) will be permitted in certain cases.

An election to defer PERS and RSUs must be filed at least six months before the risk of forfeiture (vesting) of the award (a lesser period may be specified for awards vesting before December 31, 1999). An election to defer Option Profit Shares must be filed at least six months before the date the option is exercised. Once an election to defer Option Profit Shares is filed, the participant will not be permitted to exercise the option during the six-month quiet period, unless the participant has ceased to be employed by the Company and its subsidiaries or there has occurred a Change in Control or other event that would have ended the deferral of Deferred Stock had it occurred before the date of such event. These elections become irrevocable upon filing with the Company. However, elections relating to deferrals of Option Profit Shares will cease to be effective as to options not yet exercised at the time of termination of employment.

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     Elections as to the time at which deferrals will be settled are discussed in the next part of this Prospectus Supplement, under the caption
"--Settlement--Timing and Form of Payment."

SETTLEMENT--TIMING AND FORM OF PAYMENT.

     Permitted Elections as to Time of Settlement. The Deferral Plan permits considerable flexibility in electing the time of settlement of a participant's deferral account. The primary limitation on these elections is that not more than ten installments may be elected, with the final installment payable not later than ten years after termination of employment due to retirement, death or disability (a "Qualifying Termination"). (The definition of the terms "retirement" and "disability" is set forth below under the caption "--Accelerated Settlement, Including Upon Non-Qualifying Termination.") A participant may elect a payout in a lump-sum or installments, at a fixed date which may be during employment or after a Qualifying Termination, or at dates specified in relation to a Qualifying Termination. Generally, these elections will apply to all deferred balances resulting from deferrals of amounts that would have otherwise become payable in a given year. Deferrals are deemed to occur at the date of vesting in the case of PERS and RSUs and at the "exercise date" in the case of Stock Option Profit Shares.

     Thus, for example, a participant could elect that all deferral account balances resulting from deferrals in 2000 be settled (i) 100% on the first anniversary of the participant's retirement or other Qualifying Termination,
(ii) 50% on the first business day in January 2006 and 50% on the first business day in January 2010, or (iii) $50,000 per year on the first business day in January 2006 through 2009 (to fund child education) and lump sum balance one year after retirement. The participant also could elect different settlement dates for year 2001 deferrals. Any payment which would otherwise be due on a non-business day will be deferred to the next business day.

     A participant generally must elect a time of settlement not later than the time the original election to defer is filed. If no new election as to the time of settlement is filed with a new deferral election, the participant's prior election as to the time of settlement of prior deferrals will continue to be in effect for any new deferrals. However, a payment election with respect to Option Profit Shares shall apply to a specified option whenever exercised.

     Election to Further Defer Settlement of Deferred Amounts. Elections, which further defer the settlement date of existing deferral account balances (i.e., "second-look" elections) will be permitted in the following circumstances. Unless otherwise determined by the Committee, such elections (i) may only be filed while the participant remains employed by the Company or a subsidiary,
(ii) may only operate to further extend the deferral period, and not to accelerate the end of the deferral period for any portion of the deferral account balance, and (iii) must be filed at least one year before the date the deferral period to be extended would otherwise end. Thus, for example, a participant who has elected a lump sum payment of the entire deferral account balance one year after termination could, immediately prior to a Qualifying Termination, elect ten

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annual installment payments commencing on the first anniversary of the
Qualifying Termination.

     Accelerated Settlement, Including Upon Non-Qualifying Termination. Regardless of any elections as to the period of deferral, in the event of a termination of employment that is not a Qualifying Termination, the participant's deferral account will be settled as promptly as practicable following such termination. Thus, if the participant terminates employment voluntarily, or is terminated by the Company or a subsidiary with or without cause -- assuming the termination does not qualify as a retirement or a termination due to disability or death -- the participant will receive a lump sum settlement of shares of Stock which generally will subject the participant to federal income taxation of the amount distributed in the year of the settlement.

     For purposes of the Deferral Plan, the term "retirement" means a voluntary termination of employment (i) at or after attaining age 65 or (ii) prior to attaining age 65 if such termination is approved in advance by the Committee. For purposes of the Deferral Plan, the term "disability" means a physical or mental impairment of sufficient severity such that the participant is both eligible for and in receipt of benefits under the long-term disability provisions of the Company's benefit plans.

     Settlement will be accelerated in the event of a Change in Control, as discussed below under the caption "--Effect of Change in Control and Related Transactions." In addition, the Committee may, in connection with a termination of the Deferral Plan or otherwise, accelerate the settlement of the deferral account of any or all participants.

     Mandatory Deferrals. The Deferral Plan permits the Company to mandate deferrals of awards under other compensation plans and arrangements, including Stock-denominated awards, with those deferrals to be governed by Deferral Plan terms and conditions. The authority to implement compensatory awards under other Company plans with mandatory deferral periods is implicit in those other plans; this provision simply allows the Deferral Plan to provide the framework for conveniently administering any such deferrals. The Deferral Plan does not authorize the Company to mandatorily defer compensation, such as salary, to which a participant has a legally enforceable right, but it does permit the Company to mandate deferral of compensation awarded as a bonus or as to which the participant has agreed to permit deferrals in the discretion of the Company.

     In this regard, in electing to defer compensation under the Deferral Plan, the participant agrees that the Company may impose a mandatory deferral of settlement of the deferred compensation to the extent necessary to ensure that the settlement of the deferred compensation will not result in payment of non-tax deductible compensation by the Company. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to a person who is a "covered employee," which means the Company's Chief Executive Officer and other of the most highly compensated executive officers for the given year, is not deductible by the Company to the extent that the compensation exceeds $1 million and is not qualified "performance-based" compensation (subject to limited exceptions not here relevant). This mandatory deferral would apply only to the extent that the participant has elected a settlement prior to termination of employment, only as to deferrals that do not qualify as "performance-based"

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compensation, and only to the extent that the settlement, when added to other non-performance-based compensation paid to the participant in a given year or which the Committee deems likely to be paid in a given year, will exceed $1 million. Such mandatory deferral would extend only to the earliest time that the compensation could be paid without loss of a tax deduction by the Company under
Section 162(m).

     Form of Payment Upon Settlement. Upon any settlement of the participant's deferral account, he or she will receive delivery of one share of Stock in settlement of each share of Deferred Stock. No fractional shares will be issued and, whenever a settlement would otherwise require the payment of a fractional share, the shares otherwise issuable will be rounded down to the nearest number of full shares.

EFFECT OF CHANGE IN CONTROL AND RELATED TRANSACTIONS

     Special rules apply to any Change in Control and related transactions. For purposes of the Deferral Plan, a "Change in Control" has the meaning defined in any employment agreement or change-in-control severance agreement between the Company and the participant or, if no such agreement is in effect at the relevant date, the meaning as defined in the Company's Employees' Stock Incentive Plan. However, no transaction in which the participant is actively participating in a capacity other than as a director, officer, employee or stockholder of the Company will constitute a Change in Control for purposes of that participant's deferral account.

     Upon a Change in Control:

          o All deferral periods will be automatically accelerated to end at the time of the Change in Control and deferral accounts will be settled within five business days thereafter, provided that the Committee may accelerate this settlement (for all or specified parts of a deferral account) in anticipation of a Change in Control for any reason (including to permit the participant to participate in a transaction related to but preceding the Change in Control), subject to such conditions as the Committee may impose; and

          o If the Change in Control involves a transaction that is to be accounted for as a pooling of interests, regardless of any other rights the participant may have under the Deferral Plan, the participant's rights will be adjusted or restricted to the extent necessary to ensure that such rights under the Deferral Plan will not impair the pooling-of-interests accounting treatment of the transaction.

WITHDRAWALS FOR FINANCIAL EMERGENCY

     A participant may make a written application to the Committee seeking a withdrawal of all or a portion of his or her deferral account to respond to a financial emergency of the participant. The Committee may disapprove such a withdrawal for any reason, and will consider approving such an application only if the participant's financial emergency is of a substantial nature and beyond the participant's control, and if the Participant lacks other readily available assets that could be used to timely

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address the emergency, such that the payment to the participant of amounts previously deferred under the Deferral Plan is warranted. Upon such an approval of an emergency withdrawal, the Committee may specify the amount to be paid out to the participant and the time and manner of such payment. It is expected that withdrawals for financial emergencies will be approved only in highly unusual circumstances, and not to permit participants to respond to financial circumstances that could have been anticipated. Deferred Stock paid out in such a withdrawal will be settled in the form of Stock.

RABBI TRUST

     The Company intends but is not obligated to establish an irrevocable grantor trust--generally referred to as a "rabbi trust" -- in connection with the Deferral Plan. The Company does not, however, currently intend to deposit shares in the trust in connection with Deferred Stock credited under the Deferral Plan.

FICA/HI TAX OBLIGATIONS; TAX WITHHOLDING; SETOFFS

     Under U.S. law, amounts deferred under the Deferral Plan generally are subject to Social Security and Medicare withholding (FICA/HI) at the time of deferral, although FICA/HI may apply earlier to PERS and RSUs if they vest and become non-forfeitable prior to deferral under the Deferral Plan. A participant who elects to defer under the Deferral Plan will have to meet FICA/HI obligations out of other cash income, and must authorize the Company or a subsidiary or affiliate to withhold other cash compensation to meet these obligations. In other words, no part of the amount deferred will be used to satisfy the FICA/HI obligations. Once deferred, any earnings or appreciation in value of the deferral balance should not subject the participant to additional FICA/HI obligations.

     All withdrawals and payments in settlement of a participant's deferral account are subject to withholding for U.S. federal, state and local income and employment taxes. Similar income, employment and withholding taxes also may apply to participants who are resident in foreign jurisdictions. These may apply at the time of deferral, during any deferral period, or at the time of a withdrawal or payment in settlement of the participant's account.

     Moreover, any withdrawal or payment in settlement of a participant's account may be reduced or retained by the Company and applied to the payment of any deficit of the participant or other obligation of the participant to the Company, the participant's employer, or any affiliate of the Company or such employer. By deferring compensation and participating in the Deferral Plan, each participant consents to the right of setoff of the Company, his or her employer, and their affiliates.

NON-TRANSFERABILITY

     A participant's deferral account balances, including Deferred Stock credited thereto, rights to withdraw and rights to settlement of his or her deferral account, and all other rights under the Deferral Plan are not transferable except, in the event of the participant's death, by will or by the laws of descent and distribution or to a beneficiary designated by the participant in accordance with the Deferral Plan and any regulations adopted by the Committee permitting such designation. Likewise, a participant's


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deferral account balances, rights to withdraw and rights to settlement of his or her deferral account, and all other rights under the Deferral Plan are not subject to alienation, pledge, encumbrance, attachment, garnishment, levy, or other legal process.

RELIANCE ONLY ON WRITTEN DOCUMENTS; COPY OF DEFERRAL PLAN

     The terms of the Deferral Plan are set forth in the Deferral Plan document, any written rules, regulations, or forms approved by the Committee for use under the Deferral Plan, and the portion of this Prospectus Supplement captioned "Part II -- Terms and Conditions of Deferrals." No person is authorized to make any representation or commitment to a participant or beneficiary that is inconsistent with such written documents, and no statement regarding the Deferral Plan should be relied on unless it is set forth in writing by the Company. This Prospectus Supplement is intended only to provide a summary of significant terms of the Deferral Plan, and it does not purport to be a complete description of all terms of the Deferral Plan. This Prospectus Supplement is qualified in its entirety by the Deferral Plan document.

     A participant may obtain a copy of the Deferral Plan document, and other information and documents regarding the ESIP, the Replacement Plan and the Company, by contacting the Company's Executive Compensation Department at:

                             IMS Health Incorporated
                             660 W. Germantown Pike
                             Plymouth Meeting, PA 19462
                             (610) 832-5867

STATEMENTS TO PARTICIPANTS

     The Company intends to provide a statement to each participant recording transactions and balances in the participant's deferral account since the close of the period covered in a previous statement not less frequently than annually.